Exhibit 99.1

                            AK STEEL COMPLETES MERGER

MIDDLETOWN, OH, September 30, 1999 -AK Steel (NYSE:AKS) today announced that its merger with Armco Inc. has become effective. As a result of the merger, the business and operations of Armco will now be conducted by and in the name of AK

Steel. Armco shares will cease to trade on the New York Stock Exchange as of the close of business today.


         "Today marks the beginning of an exciting new chapter in the growth of

AK Steel," said Richard M. Wardrop, Jr., chairman and chief executive officer.

"We are eager to meld together under one name some of the finest steelmaking facilities and organizations in the world. The shareholders of both companies have voted their confidence in this merger and today we set about the work of building upon the value of AK Steel."


         AK Steel produces flat-rolled carbon, stainless and specialty electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK

Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Dover, Mansfield, Warren and Zaneville, Ohio; Ashland, Kentucky, Rockport, Indiana and Butler, Sharon,

Wheatland and Pittsburgh, Pennsylvania. The company also produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.


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